Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	David G. Mee
615 J.B. Hunt Corporate Drive		Executive Vice President,
Lowell, Arkansas 72745		Finance/Administration
(NASDAQ: JBHT)		and Chief Financial Officer
(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR BOTH THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2019

■	Fourth quarter 2019 Revenue:	$2.45 billion; up 6%
■	Fourth quarter 2019 Operating Income:	$205.1 million; up 67%
■	Fourth quarter 2019 EPS:	$1.35 vs. $0.81; up 67%

■	Full Year 2019 Revenue:	$9.17 billion; up 6%
■	Full Year 2019 Operating Income:	$733.8 million; up 8%
■	Full Year 2019 EPS:	$4.75 vs. $4.43; up 7%

LOWELL, Ark., January 17, 2020 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced fourth quarter 2019 net earnings of $144.7 million, or diluted earnings per share of $1.35 vs. fourth quarter 2018 net earnings of $88.7 million, or $0.81 per diluted share. Fourth quarter 2018 net earnings included pretax charges of $134.0 million for contingent liabilities related to the arbitration with BNSF Railway Company.

Total operating revenue for the current quarter was $2.45 billion, compared with $2.32 billion for the fourth quarter 2018. A 2% increase in load volume in Intermodal (JBI), partially offset with a lower revenue per load, contributed to a less than 1% increase in segment revenue. Dedicated Contract Services (DCS) segment revenue increased by 20%, primarily from the February 2019 acquisition and the addition of new customer accounts. Integrated Capacity Solutions (ICS) segment revenue increased by 9% primarily from a 3% increase in load growth and a favorable change in customer freight mix. Truck (JBT) segment revenue decreased 20% primarily from lower loaded miles and lower rates per loaded mile. Current quarter total operating revenue, excluding fuel surcharges, increased approximately 7% vs. the comparable quarter 2018.

Total freight transactions in the Marketplace for J.B. Hunt 360° increased to $289 million compared to $174 million in the prior year quarter. ICS revenue on the platform increased to $225 million with an approximate 60% increase in average monthly active carrier users vs. the year ago period. JBI and JBT executed approximately $47 million and $17 million, respectively, of their third-party dray and independent contractor costs through the platform during the quarter.

Operating income for the current quarter totaled $205.1 million vs. $122.7 million for the fourth quarter 2018. Operating income in fourth quarter 2018 included $134.0 million in charges for contingent liabilities related to the arbitration with BNSF Railway Company. Excluding these charges, operating income decreased 20% from fourth quarter 2018. The benefit from increased revenues was offset with cost increases in rail purchase transportation rates; higher building rental expense in the Final Mile Services network; lower gross margins in ICS; increased technology spend on new applications, primarily in ICS, and legacy system upgrades affecting all segments; increased driver wages; increased driver and independent contractor recruiting costs and higher salary and wage expenses for non-driving personnel.

Interest expense increased from fourth quarter 2018 primarily from increased debt levels at higher interest rates. The fourth quarter effective tax rates for 2019 and 2018 were 24.8% and 20.5%, respectively. The annual effective tax rates for 2019 and 2018 were 24.2% and 23.6%, respectively.

Segment Information:

Intermodal (JBI)

■	Fourth quarter 2019 Segment Revenue:	$1.27 billion; flat
■	Fourth quarter 2019 Operating Income:	$131.1 million; up 304%

JBI total volumes increased 2% over the same period in 2018. Eastern network loads decreased by 8% and transcontinental loads grew by 8% compared to the fourth quarter 2018. Revenue increased less than one percent, reflecting the 2% increase in volume offset by a 1% decrease in revenue per load, the combination of freight mix, customer rate increases, and fuel surcharges. Revenue per load excluding fuel surcharges was flat compared to a year ago.

Operating income increased 304% from the prior year. In fourth quarter 2018, JBI recorded $134.0 million in charges for contingent liabilities related to the arbitration. Excluding these charges, operating income decreased by $35.3 million or approximately 21% from the comparable quarter 2018. Benefits from increased volumes were offset by higher rail purchase transportation rates, increased box repositioning costs due to a lack of balance in the intermodal network, increased costs to recover from rail service interruptions including a derailment in Southern California and increased costs to attract and retain drivers. The current period ended with approximately 96,700 units of trailing capacity and approximately 5,560 power units in the dray fleet.

Dedicated Contract Services (DCS)

■	Fourth quarter 2019 Segment Revenue:	$717 million; up 20%
■	Fourth quarter 2019 Operating Income:	$79.6 million; up 34%

DCS revenue increased 20% during the current quarter over the same period 2018. Productivity (revenue per truck per week) increased approximately 9% vs. 2018. Productivity excluding fuel surcharge revenue increased approximately 11% from a year ago primarily from the February 2019 acquisition, customer rate increases, improved integration of assets between customer accounts, and increased customer supply chain fluidity. Included in the DCS revenue growth, Final Mile Services (FMS) recorded an increase in revenue of $59 million (primarily from the February 2019 acquisition) compared to fourth quarter 2018. A net additional 972 revenue producing trucks, 153 net additions sequentially from third quarter 2019, were in the fleet by the end of the quarter. Approximately 58% of these additions represent private fleet conversions and 15% represent FMS versus traditional dedicated capacity fleets. Customer retention rates remain above 98%.

Operating income increased by 34% from a year ago. The benefits from additional trucks under contract, higher productivity and more predictable and consistent start-up costs were partially offset by increased costs expanding the FMS network, increased driver wages and increased driver recruiting costs and an incremental $1.0 million in noncash amortization expense attributable to the February 2019 acquisition compared to the same period a year ago.

Integrated Capacity Solutions (ICS)

■	Fourth Quarter 2019 Segment Revenue:	$377 million; up 9%
■	Fourth Quarter 2019 Operating Loss:	$(11.8 million); compared to $16.1 million Operating Income in 2018

ICS revenue increased 9% in the current quarter vs. the fourth quarter 2018. Volume increased 3% and revenue per load increased 5.5%, mostly due to customer mix changes, compared to the prior year. Contractual volumes represent approximately 73% of the total load volume and 65% of the total revenue in the current quarter compared to 71% and 53%, respectively, in fourth quarter 2018. Of the total reported ICS revenue, approximately $225 million was executed through the Marketplace for J.B. Hunt 360 compared to $174 million in fourth quarter 2018.

Operating income decreased $28.0 million compared to the same period in 2018 primarily from a lower gross profit margin, a 150% increase in expenditures to expand capacity and functionality of the Marketplace for J.B. Hunt 360, higher personnel costs, and increased digital marketing and advertising costs. Gross profit margin decreased to 10.6% in the current period from 16.9% last year primarily from a competitive pricing environment in the contractual business and a softer overall spot market. ICS carrier base increased 15% and the employee count increased 6% from a year ago.

Truck (JBT)

■	Fourth quarter 2019 Segment Revenue:	$94 million; down 20%
■	Fourth quarter 2019 Operating Income:	$6.3 million; down 57%

JBT revenue decreased 20% from the same period in 2018. Revenue excluding fuel surcharges also decreased approximately 21% primarily from an 11% decrease in rates per loaded mile and a 9% decrease in load count compared to a year ago. Comparable contractual customer rates were flat compared to the same period 2018. At the end of the period, JBT operated 1,831 tractors compared to 2,112 a year ago.

Operating income decreased 57% from fourth quarter 2018. A decrease in spot market loads moved, an increase in empty miles and an overall lower load count compared to fourth quarter 2018 all contributed to lower operating income.

Cash Flow and Capitalization:

At December 31, 2019, we had total debt outstanding of $1.30 billion on various debt instruments compared to $1.15 billion at December 31, 2018, and $1.29 billion at September 30, 2019.

Our net capital expenditures for 2019 approximated $688 million vs. $885 million in 2018. At December 31, 2019, we had cash and cash equivalents of $35 million.

In the fourth quarter 2019, we purchased approximately 441,000 shares of our common stock for approximately $50 million. At December 31, 2019, we had approximately $95 million remaining under our share repurchase authorization. Actual shares outstanding at December 31, 2019, approximated 106.2 million.

Conference Call Information:

The company will hold a conference call today at 9:00 a.m.–10:00 a.m. CST to discuss the quarterly earnings. To receive a dial-in number and personal access code, participants must register here. A replay of the call will be posted on its website later today.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2018. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended December 31
	2019		2018
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,168,497		$2,033,674
Fuel surcharge revenues	281,826		284,168
Total operating revenues	2,450,323	100.0%	2,317,842	100.0%

Operating expenses
Rents and purchased transportation	1,246,130	50.9%	1,271,097	54.8%
Salaries, wages and employee benefits	561,507	22.9%	515,271	22.2%
Depreciation and amortization	128,418	5.2%	114,086	4.9%
Fuel and fuel taxes	118,269	4.8%	117,613	5.1%
Operating supplies and expenses	83,633	3.4%	77,178	3.3%
General and administrative expenses, net of asset dispositions	51,277	2.1%	51,191	2.3%
Insurance and claims	32,289	1.3%	26,941	1.2%
Operating taxes and licenses	14,345	0.6%	14,055	0.6%
Communication and utilities	9,381	0.4%	7,670	0.3%
Total operating expenses	2,245,249	91.6%	2,195,102	94.7%
Operating income	205,074	8.4%	122,740	5.3%
Net interest expense	12,776	0.6%	11,235	0.5%
Earnings before income taxes	192,298	7.8%	111,505	4.8%
Income taxes	47,622	1.9%	22,824	1.0%
Net earnings	$144,676	5.9%	$88,681	3.8%
Average diluted shares outstanding	107,529		109,940
Diluted earnings per share	$1.35		$0.81

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31
	2019		2018
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$8,122,600		$7,557,648
Fuel surcharge revenues	1,042,658		1,057,226
Total operating revenues	9,165,258	100.0%	8,614,874	100.0%

Operating expenses
Rents and purchased transportation	4,528,812	49.4%	4,434,540	51.5%
Salaries, wages and employee benefits	2,167,851	23.7%	1,926,213	22.4%
Depreciation and amortization	499,145	5.4%	435,893	5.1%
Fuel and fuel taxes	463,195	5.1%	459,011	5.3%
Operating supplies and expenses	333,113	3.6%	303,529	3.5%
General and administrative expenses, net of asset dispositions	191,933	2.1%	163,270	1.8%
Insurance and claims	157,251	1.7%	129,406	1.5%
Operating taxes and licenses	55,336	0.6%	51,080	0.6%
Communication and utilities	34,797	0.4%	30,911	0.4%
Total operating expenses	8,431,433	92.0%	7,933,853	92.1%
Operating income	733,825	8.0%	681,021	7.9%
Net interest expense	52,930	0.6%	40,203	0.5%
Earnings before income taxes	680,895	7.4%	640,818	7.4%
Income taxes	164,575	1.8%	151,233	1.7%
Net earnings	$516,320	5.6%	$489,585	5.7%
Average diluted shares outstanding	108,599		110,428
Diluted earnings per share	$4.75		$4.43

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended December 31
	2019		2018
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,267,142	52%	$1,263,469	54%
Dedicated	716,940	29%	595,809	26%
Integrated Capacity Solutions	376,537	15%	345,400	15%
Truck	93,640	4%	117,707	5%
Subtotal	2,454,259	100%	2,322,385	100%
Intersegment eliminations	(3,936)	(0%)	(4,543)	(0%)
Consolidated revenue	$2,450,323	100%	$2,317,842	100%

Operating income

Intermodal	$131,097	64%	$32,445	27%
Dedicated	79,565	39%	59,416	48%
Integrated Capacity Solutions	(11,843)	(6%)	16,142	13%
Truck	6,321	3%	14,737	12%
Other (1)	(66)	0%	-	0%
Operating income	$205,074	100%	$122,740	100%

	Twelve Months Ended December 31
	2019		2018
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$4,744,636	52%	$4,716,649	55%
Dedicated	2,694,811	29%	2,163,155	25%
Integrated Capacity Solutions	1,348,336	15%	1,334,629	15%
Truck	389,301	4%	417,351	5%
Subtotal	9,177,084	100%	8,631,784	100%
Intersegment eliminations	(11,826)	(0%)	(16,910)	(0%)
Consolidated revenue	$9,165,258	100%	$8,614,874	100%

Operating income

Intermodal	$447,479	61%	$400,999	59%
Dedicated	268,579	37%	193,419	29%
Integrated Capacity Solutions	(11,088)	(2%)	50,167	7%
Truck	29,046	40%	36,568	5%
Other (1)	(191)	(0%)	(132)	(0%)
Operating income	$733,825	100%	$681,021	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2019	2018

Intermodal

Loads	520,898	512,935
Average length of haul	1,707	1,660
Revenue per load	$2,433	$2,463
Average tractors during the period *	5,587	5,632

Tractors (end of period)
Company-owned	4,989	5,017
Independent contractor	570	633
Total tractors	5,559	5,650

Net change in trailing equipment during the period	54	1,750
Trailing equipment (end of period)	96,743	94,902
Average effective trailing equipment usage	92,571	91,785

Dedicated

Loads	945,907	808,043
Average length of haul	166	173
Revenue per truck per week**	$5,128	$4,715
Average trucks during the period***	11,019	9,914

Trucks (end of period)
Company-owned	10,542	9,652
Independent contractor	40	51
Customer-owned (Dedicated operated)	505	412
Total trucks	11,087	10,115

Trailing equipment (end of period)	28,118	26,710
Average effective trailing equipment usage	28,300	27,014

Integrated Capacity Solutions

Loads	328,060	317,512
Revenue per load	$1,148	$1,088
Gross profit margin	10.6%	16.9%
Employee count (end of period)	1,213	1,142
Approximate number of third-party carriers (end of period)	84,400	73,100
Marketplace for J.B. Hunt 360°:
Approximate carrier tractor count (end of period)	682,000	529,000
Revenue (millions)	225.5	174.4

Truck

Loads	86,891	95,747
Average length of haul	396	405
Loaded miles (000)	34,388	38,828
Total miles (000)	42,544	47,555
Average nonpaid empty miles per load	94.1	91.3
Revenue per tractor per week**	$4,017	$4,513
Average tractors during the period *	1,875	2,108

Tractors (end of period)
Company-owned	845	1,139
Independent contractor	986	973
Total tractors	1,831	2,112

Trailers (end of period)	6,975	6,800
Average effective trailing equipment usage	6,444	6,532

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Twelve Months Ended December 31
	2019	2018

Intermodal

Loads	1,979,169	2,049,014
Average length of haul	1,679	1,648
Revenue per load	$2,397	$2,302
Average tractors during the period *	5,635	5,551

Tractors (end of period)
Company-owned	4,989	5,017
Independent contractor	570	633
Total tractors	5,559	5,650

Net change in trailing equipment during the period	1,841	6,262
Trailing equipment (end of period)	96,743	94,902
Average effective trailing equipment usage	86,836	88,739

Dedicated

Loads	3,615,580	2,981,344
Average length of haul	169	177
Revenue per truck per week**	$4,895	$4,534
Average trucks during the period***	10,725	9,264

Trucks (end of period)
Company-owned	10,542	9,652
Independent contractor	40	51
Customer-owned (Dedicated operated)	505	412
Total trucks	11,087	10,115

Trailing equipment (end of period)	28,118	26,710
Average effective trailing equipment usage	28,147	26,806

Integrated Capacity Solutions

Loads	1,243,992	1,234,632
Revenue per load	$1,084	$1,081
Gross profit margin	13.1%	15.4%
Employee count (end of period)	1,213	1,142
Approximate number of third-party carriers (end of period)	84,400	73,100
Marketplace for J.B. Hunt 360°:
Approximate carrier tractor count (end of period)	682,000	529,000
Revenue (millions)	839.8	557.8

Truck

Loads	346,459	355,038
Average length of haul	415	427
Loaded miles (000)	143,511	151,322
Total miles (000)	177,035	181,718
Average nonpaid empty miles per load	96.9	85.5
Revenue per tractor per week**	$3,917	$4,148
Average tractors during the period*	1,958	1,990

Tractors (end of period)
Company-owned	845	1,139
Independent contractor	986	973
Total tractors	1,831	2,112

Trailers (end of period)	6,975	6,800
Average effective trailing equipment usage	6,497	6,513

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$35,000	$7,600
Accounts Receivable	1,011,829	1,051,698
Prepaid expenses and other	434,470	443,683
Total current assets	1,481,299	1,502,981
Property and equipment	5,640,806	5,329,243
Less accumulated depreciation	2,019,940	1,884,132
Net property and equipment	3,620,866	3,445,111
Other assets, net	368,689	143,555
	$5,470,854	$5,091,647

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$-	$250,706
Trade accounts payable	602,601	709,736
Claims accruals	279,590	275,139
Accrued payroll	68,220	80,922
Other accrued expenses	85,355	35,845
Total current liabilities	1,035,766	1,352,348

Long-term debt	1,295,740	898,398
Other long-term liabilities	173,241	96,056
Deferred income taxes	699,078	643,461
Stockholders' equity	2,267,029	2,101,384
	$5,470,854	$5,091,647

Supplemental Data
(unaudited)

	December 31, 2019	December 31, 2018

Actual shares outstanding at end of period (000)	106,213	108,711

Book value per actual share outstanding at end of period	$21.34	$19.33

	Twelve Months Ended December 31
	2019	2018

Net cash provided by operating activities (000)	$1,098,347	$1,087,841

Net capital expenditures (000)	$688,197	$885,485